As filed with the Securities and Exchange Commission on July 1, 1999
                                            Registration Statement No. 333-76983
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                 ESG RE LIMITED
             (Exact Name of Registrant as Specified in its Charter)

                             ----------------------

            Bermuda                                              None
(State or Other Jurisdiction of                            (I.R.S. Employer
 Incorporation or Organization)                         Identification Number)

                           Skandia International House
                                16 Church Street
                             Hamilton, HM 11 Bermuda
                                 (441) 295-2185
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                             ----------------------

                              CT Corporation System
                                  1633 Broadway
                            New York, New York 10019
                                 (212) 664-1666
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                             ----------------------

                                    copy to:
                            Richard S. Borisoff, Esq.
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064
                                 (212) 373-3000

                             ----------------------

          Approximate date of commencement of proposed sale to public:
            From time to time or at one time after the effective date
       of this registration statement as determined by market conditions.

                             ----------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                    Subject to Completion, dated July 1, 1999


                             PRELIMINARY PROSPECTUS

                                 ESG RE LIMITED

                            DIVIDEND REINVESTMENT AND
                               SHARE PURCHASE PLAN

                             2,000,000 Common Shares

         We have established a distribution reinvestment and share purchase plan to provide our shareholders with a simple and convenient method of investing cash distributions in additional common shares of our company. These plan participants and interested new investors, not currently our shareholders, may also purchase our common shares on a monthly basis with optional cash payments.

         A participant in the plan may purchase our common shares by any of the following methods:

                  o reinvesting distributions relating to all or part of our common shares held by the participant.

                  o making optional cash payments of not less than $50 and up to $12,500 per month.

                  o making optional cash payments in excess of $12,500 per month with our permission, at a discount on our share price ranging from 0% to 5%.

         The price of the common shares offered under the plan will be based either on the average price of the shares on the Nasdaq National Market at the time of your investment or on the average price that our plan administrator pays for the relevant investment period to purchase the shares on the open market.

         Our common shares are listed on the Nasdaq National Market under the symbol "ESREF." On , 1999, our closing price was $ .

                           ---------------------------

         See "Risk Factors" beginning on page 2 for factors relevant to an investment in our common shares.

                           ---------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                     The date of this prospectus is , 1999.

      For North Carolina Residents: The Commissioner of Insurance for the State of North Carolina has not approved or disapproved this offering, nor has the Commissioner passed upon the accuracy or adequacy of this prospectus. A buyer in North Carolina must understand that neither ESG Re Limited nor its subsidiaries is licensed in North Carolina pursuant to Chapter 58 of the North Carolina General Statutes.

                       ENFORCEABILITY OF CIVIL LIABILITIES

      We are organized under the laws of Bermuda, and substantially all of our assets are located outside the United States. In addition, a majority of the members of our board of directors and senior executive officers are non-residents of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons and to realize in the United States upon judgments of courts of the United States predicated upon the civil liability of these persons under the federal securities laws of the United States. Our Bermuda counsel, Appleby, Spurling & Kempe, has advised us that there is doubt as to the enforceability, in original actions in Bermuda courts, of judgments of United States courts obtained in actions against our non-resident directors and senior executive officers predicated upon the civil liability provisions of the federal securities laws of the United States.

      We have appointed CT Corporation System, New York, New York, as our agent to receive service of process. This appointment cannot be revoked and applies to litigation brought in any U.S. federal or state court relating to violations of U.S. federal securities laws in connection with the transactions covered by this prospectus.

                                   THE COMPANY

      We were formed on August 21, 1997, under the laws of Bermuda. Through our subsidiaries, European Specialty Reinsurance (Bermuda) Limited, European Specialty Reinsurance (Ireland) Limited, European Specialty Ruckversicherung AG and Accent Europe Insurance Company Limited, we are a specialty reinsurer/insurer providing innovative risk solutions and capacity on a global basis in the fields of accident, health, life and special risk reinsurance to insurers and selected reinsurers.

      In December 1997, we raised gross proceeds of $257 million in a combined private placement and initial public offering. The proceeds from those offerings provided the capitalization for us to assume for our own account risks that our wholly owned reinsurance management subsidiary, ES Management, previously underwrote on behalf of unaffiliated reinsurance companies. Subsequent to the offerings, we assumed a 30% share of the business that ES Management underwrote in 1997 on behalf of a group of those companies. In addition, since that time we have separately negotiated additional reinsurance contracts with other reinsurance companies.

      We distinguish ourselves by actively assisting the primary insurance companies that we reinsure by offering products and services for particular underwriting problems, actuarial support, product design and, in the field of medical expense reinsurance, loss prevention and disease management. We call our approach "intelligent reinsurance."

                           ---------------------------

      Our executive offices are located 16 Church Street, Hamilton HM11, Bermuda, and our telephone number is (441) 295-2185.

                                  RISK FACTORS

      You should carefully consider the following risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase our common shares. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 9 of this document.

The Cyclicality of the Reinsurance Industry as a Whole is Likely to Affect Our Results

      The insurance and reinsurance industries are cyclical. Historically, reinsurers have experienced significant fluctuations in operating results due to volatile and sometimes unpredictable developments, frequently beyond the direct control of the reinsurer. These developments include:

      o the unpredictability of the occurrence or severity of natural disasters, other catastrophic events, trends in disease, their treatment and health care expenditures and other inherently unpredictable factors;

      o the unpredictability of the overall insurance underwriting capacity that is available in the market place; and

      o   general economic conditions.

In addition, the underwriting results of primary insurers significantly influence the demand for reinsurance. Capacity to supply reinsurance is related primarily to:

      o    prevailing prices;

      o    the levels of insured losses;

      o    levels of industry surplus; and

      o    utilization of underwriting capacity.

      All of these factors may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industries.

      As a result, the reinsurance business historically has been characterized both by periods of intense price competition due to excessive underwriting capacity and by periods when shortages of underwriting capacity permitted favorable premium levels. Increases in the frequency and severity of losses suffered by insurers, and changes in trends in mortality, the prognosis of diseases and their treatment and overall health care trends and expenditures, can significantly affect these cycles. Conversely, the absence of severe or frequent catastrophes and other loss events could result in declining premium rates in the global market. We expect to experience these kinds of cyclical effects, which may be either advantageous or disadvantageous to us.

If an Unusual Number of the Speciality Risks that We Insure Against Actually Occur, Our Results of Operations Could Suffer

      Our specialty risk lines of reinsurance are characterized by a relatively small number of large risks, like the risk of cancellation of a World Cup Soccer championship or the nonappearance of a performing artist. It is difficult to predict if and when this kind of cancellation or non-appearance will occur. If they do, they could have a material adverse effect on our results of operations, even though we try to control the risk by purchasing further reinsurance for ourselves.

Catastrophic Events May Cause Significant Underwriting Losses for Us

      As with other reinsurers, our operating results and financial condition could be adversely affected by catastrophes, particularly if they resulted in significant claims under our various life and health reinsurance coverages. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hail, explosions, severe winter weather and fires, and their incidence and severity are inherently unpredictable. We seek to manage our exposure to catastrophe losses through selective underwriting practices, including monitoring of risk accumulations on a geographic basis, and through the purchase of additional reinsurance to cover part of the claims against us. However, these practices may not be adequate to protect us against material catastrophe losses. In addition, in the future we may not be able to buy reinsurance at commercially reasonable rates.

Our Loss Reserves May Turn Out to be Inadequate

      We establish and maintain reserves to cover the ultimate payment of our underwriting losses and expenses incurred in handling those losses. There is a risk that those on reserves may turn out not to be high enough, which would require us to increase the reserves and give rise to a corresponding decrease in our net income during the period.

      Reserves are estimates of how much we will ultimately have to pay out for reported but not paid claims and as a result of events that have occurred that will give rise to claims that have not yet been reported. These reserves are calculated by making actuarial and statistical projections at a given time to reflect our expectations of the costs of the ultimate settlement and administration of claims. By their nature these reserves do not represent an exact calculation of liability, but rather have as their basis, at a given time, the facts and circumstances then known and estimates of trends in claims severity and other variable factors, including new concepts of liability. In addition, under U.S. generally accepted accounting principles, we are not permitted to establish loss reserves with respect to personal and special risk reinsurance until an event that may give rise to a claim occurs.

      The inherent uncertainties of estimating reserves are increased for reinsurers, as compared to primary insurers, because of the significant lapse of time that can occur between the (1) occurrence of an insured loss, (2) reporting of the loss to the primary insurer and, ultimately, to the reinsurer, (3) the primary insurer's payment of that loss and (4) subsequent payment by the reinsurer. These uncertainties are compounded by the necessity of relying on reinsured companies for information on reported claims and by differing reserving practices among the reinsured companies.

      We periodically review and update our methods for establishing reserves. Our management considers many factors when doing so, including:

      o    information from the companies we reinsure;

      o historical trends, such as reserving patterns, loss payments and pending levels of unpaid claims;

      o    our product mix;

      o    statistical methods that analyze our experience with similar cases;

      o    current legal interpretations of coverage and liability; and

      o    economic conditions.

Based on these considerations, our management believes that our reserves of $44,379,000 as of December 31, 1998 were adequate. Because our reinsurance business began operating only last year, our estimation of reserves may be inherently less reliable than the reserve estimations of a reinsurer with a stable volume of business and an established long-term loss history. Actual losses and loss adjustment expenses paid may deviate, perhaps substantially, from estimates reflected in the loss reserves in our financial statements. Furthermore, additional losses may emerge in the future of a type or magnitude that we cannot foresee. Future losses of this kind also could have material adverse effects on our future consolidated financial condition, results of operations and cash flows.

Our Business Could Be Adversely Affected by the Departure of Key Personnel

      We place substantial reliance on the reinsurance industry experience and the continued services of our senior management, led by Wolfgang M. Wand, Steven
H. Debrovner, Joan H. Dillard and Renate M. Nellich. We pay competitive salaries and have employment agreements with our senior management that impose obligations on them not to compete with us for a reasonable period of time after leaving their jobs with us. However, those agreements will not necessarily prevent an employee from accepting an attractive position, especially if it is not with one of our direct competitors. While we believe that, if necessary, we could find replacements for our key personnel, the loss of their services could have a material adverse effect on our operations.

Our Business Could Be Adversely Affected by the Loss of a Small Number of Key Clients

      We depend on a limited number of clients for a substantial portion of our premium revenue. We have in excess of 400 centrally administered reinsurance acceptances from clients. During 1998, our largest client, Caisse Centrale de Reassurance, accounted for approximately 13.5% of our premium revenue. Our second largest client, Best Meridian Insurance Company, accounted for approximately 7.5% of our premium revenue in 1998. The non-renewal of even a limited number of programs or policies could adversely affect our business. We will solicit new clients, but cannot assure that we will be successful in doing so.

Competition in the Insurance Industry is Intense, and Our Ability To Compete Would Be Adversely Affected if Our Rating Was Downgraded

      The reinsurance business is highly competitive. We compete for business in the European, United States and other international reinsurance and insurance markets with numerous international and domestic reinsurance and insurance companies, some of which have higher ratings and far greater financial resources than we do. Competition is based on many factors, including:

      the perceived financial strength of a reinsurer;

      premium charges;

      terms and conditions offered;

      services provided;

      ratings assigned by independent rating agencies;

      speed of claims payment; and

      reputation and experience in the line of reinsurance to be written.

      Ultimately, this competition could affect our ability to attract business on profitable terms.

      Ratings by insurance rating agencies are used by the insurers and reinsurance brokers who are our customers as important means of assessing our financial strength and quality and that of other reinsurers and of distinguishing reinsurers from one another. Ratings are based on quantitative evaluations of performance with respect to profitability, leverage and liquidity and qualitative evaluations of allocation of risk, reinsurance programs, investments, reserves and management. We are currently rated A- (Strong) by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. We are not rated by any other rating service. Standard & Poor's rating scale runs from AAA (Extremely Strong) to CC (Extremely Weak), with ratings of BBB- (Good) or higher described as indicating insurers having financial security characteristics that outweigh any vulnerabilities, and highly likely to have the ability to meet financial commitments. Our failure to maintain our current rating could have an adverse effect on our business.

Our Business Would Be Adversely Affected if We Could Not Maintain
Letters of Credit To Secure Our Reinsurance Obligations in Jurisdictions Where We Are Not Admitted As Reinsurers

      We are licensed or admitted as reinsurers only in Bermuda, Ireland and Germany, but we provide reinsurance to companies licensed in many other jurisdictions. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non- admitted insurers on their statutory financial statements unless security is posted, our reinsurance contracts frequently require us to post a letter of credit or other security when the reinsurance contract is first written or after a company that we reinsure reports a claim. In order to be able to provide the necessary security, we may either obtain a letter of credit at the time or draw on letter of credit facilities that we have previously established for this purpose. If our financial strength significantly deteriorated, however, we might not be able to obtain new letters of credit or to maintain letter of credit facilities. A failure of that kind would have a material adverse effect on our results of operations.

Changes in Insurance Regulations or Their Interpretation Could Adversely Affect Our Profitability

      We are subject to the general corporate and insurance laws and regulations of Bermuda, Ireland and Germany, our jurisdiction of incorporation and those of each of our principal operating subsidiaries, and the laws and regulations of the other jurisdictions in which those subsidiaries are licensed or authorized to do business. Each state of the United States and many non-U.S. jurisdictions regulate the sale of insurance and reinsurance within them by foreign insurers that have not been "admitted" to do business. We do not maintain an office or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction where the conduct of those activities would be prohibited by our lack of a license. However, we cannot guarantee that inquiries or challenges relating to our activities will not be raised in the future or that our location and regulatory status or restrictions on our activities will not adversely affect our ability to conduct our business. Also, we cannot be sure that our operations would comply with a given jurisdiction's regulations if we became subject to them in the future. Nor can we predict what additional government regulations affecting our business as it is currently conducted will be put in place in the future or how they might be interpreted. As a result, we cannot guarantee that future regulations will not have a serious adverse impact on us or the insurance industry generally.

Changes in Foreign Exchange Rates Can Adversely Affect Us

      Our functional currency is the U.S. dollar. However, because we write a portion of our business in currencies other than the U.S. dollar and maintain investments denominated in currencies other than the U.S. dollar, changes in exchange rates could cause significant dollar gains and losses, which could in turn affect our results of operations. We try to maintain a partial "natural hedge" by keeping the portion of our funds invested in a particular currency proportionate to the losses that we anticipate incurring in that currency, but this kind of hedge may prove to be inadequate if our loss estimates are incorrect. As a result, exchange rate fluctuations may increase our losses (as measured in U.S. dollars) as claim amounts are settled.

      Also, the net premium income that we derive from our underwriting activities in other currencies is rendered less valuable in U.S. dollar terms if that currency falls against the dollar. We do not try to hedge against that kind of currency loss.

Tax Matters

      We operate our business in a manner that does not cause us to be viewed as engaged in a trade or business in the United States and, thus, does not require us or any of our subsidiaries, other than our U.S. subsidiary, to pay United States corporate income taxes (other than withholding taxes). However, because there is considerable uncertainty as to the activities that constitute being engaged in a trade or business within the United States, there can be no assurances that the United States Internal Revenue Service will not contend successfully that we or one of our non-U.S. subsidiaries is engaged in a trade or business in the United States. If we or any of our non-U.S. subsidiaries were subject to U.S. income tax, our shareholders' equity and earnings could be materially adversely affected. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries."

      We operate our business in a manner that does not cause us or our subsidiaries to be taxable in jurisdictions other than the jurisdiction in which they are organized. However, because the applicable tests are essentially factual and there is considerable uncertainty as to the activities that will cause a foreign corporation to be subject to tax in jurisdictions outside its domicile, we cannot assume that relevant tax authorities will not successfully contend that we and/or our other subsidiaries will not be subject to tax in a jurisdiction outside its domicile. If a company were subject to tax outside its country of domicile, our shareholders' equity and earnings could be materially and adversely affected. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries."

Anti-Takeover Provisions in Our Bye-Laws May Keep Shareholders from Benefitting from Someone's Attempting to Acquire Us at a Premium in a Hostile Offer

      Our Bye-Laws provide for a staggered board of directors and voting cut-backs, which are likely to have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management. As a result, it may be less likely that you will receive a premium price for your shares in an unsolicited takeover of our company by another party. Our Bye-Laws provide that shareholders' voting rights with respect to our common shares and any other voting securities directly or indirectly beneficially or constructively owned by any person, other than John C Head III and persons deemed to own our common shares with him for purposes of the Internal Revenue Code of 1986, will be limited in total to 9.9% of the voting power of our company. Voting rights for all shares deemed held by a person in excess of the 9.9% limitation will be reallocated pro rata to the other holders of our common shares, subject only to the further limitation that no shareholder to whom additional voting rights are allocated, other than John C Head III and individuals and entities affiliated with him, may exceed the 9.9% limitation as a result of the reallocation. In addition, our Class B warrants, which normally will vest over a period of five years ending in December 2002 based upon whether the price of our stock outperforms the Wilshire 5000 Index, will completely vest upon the occurrence of a change in control.

Conflicts of Interest Might Prevent Us From Pursuing Desirable Investment and Business Opportunities

      Head & Company, which is controlled by John C Head III, the Chairman of our Board of Directors, makes investments through its affiliates in insurance and reinsurance companies and companies providing services to the insurance industry. As a result, conflicts of interest could arise with respect to business opportunities that could be advantageous to Head & Company, on the one hand, and our company, on the other hand. Transactions involving an actual or potential conflict of interest must be approved by a majority vote of the disinterested members of our board of directors, but this process cannot guarantee that we will pursue all advantageous transactions that we would otherwise pursue in the absence of a conflict.

      We may compete with affiliates of Head & Company on personal and special risk reinsurance programs for the same prospective clients, in which case we will conduct our underwriting and pricing analyses independently. Because of this independence, we believe that competition of this kind should not adversely affect us. We also have an agreement with Head Asset Management L.L.C., an affiliate of John C Head, relating to the provision of investment management services, for which we pay fees to Head Asset Management.

If Shares Whose Sale is Restricted Are Sold Quickly After the Restrictions Lapse, That May Drive Down the Trading Price of Our Shares

      If holders of shares of our stock whose sale is currently restricted sell shares rapidly after they become eligible to do so, the extra supply of shares available on the market may drive down the market price of our shares.

      On the date of this prospectus, our parent company has 13,915,799 common shares outstanding. In addition, it has immediately exercisable Class A warrants, which will expire in December 2007, outstanding to purchase 1,381,200 common shares at a price of $20 a share, all of which were issued in connection with our public offering in December 1997. An additional 1,381,200 Class B warrants, which will also expire in December 2007, are outstanding, of which

276,240 are vested and exercisable. Each vested Class B warrant carries the right to purchase a common share at a price of $20 a share until September 1, 2001 and of $18.50 after that until its expiration. The vesting of the remainder of the Class B warrants depends on whether our stock outperforms the Wilshire 5,000 index for a defined period ending in December 2002

      Except for shares and warrants held by Wolfgang Wand, our chief executive officer, Steven Debrovner, our chief underwriter and marketing officer, and John C Head III, our chairman, his wife, Madie Ivy, and an investment partnership controlled by the two of them, all outstanding common shares, Class A warrants and vested Class B warrants may be immediately sold by their holders, without restrictions. Messrs. Wand, Debrovner, and Head and Ms. Ivy, as well as HMI Partners, L.P., which Mr. Head and Ms. Ivy control, are not permitted to sell the shares they acquired in connection with our public offering until December 1999, unless the underwriters in the public offering waive that restriction.

      This can be illustrated as follows:

                                     Restricted outstanding
                                     common shares and
                                     restricted shares that may be        Percentage of all outstanding
                                     sold upon exercise of                common shares plus Class A
Total of outstanding shares          Class A and vested Class B           and vested Class B Warrants
plus Class A Warrants and            Warrants that become freely          that become freely salable in
vested Class B Warrants              salable in December 1999             December 1999
------------------------------------ -----------------------------------  -----------------------------------
             15,581,239                           2,285,293                              14.7%

Difficulties in Service of Process and Enforcement of Judgments Might Prevent Shareholders From Being Able to Bring Lawsuits and Enforce Claims

      It may be difficult for you, if you believe you have legal claims against our company or our officers or directors, to (1) effect service of process within the United States on directors and officers who reside outside the United States or (2) recover in foreign courts against us or those directors and officers on judgments of United States courts that are predicated upon civil liabilities under U.S. federal securities laws. The majority of our officers and directors are residents of jurisdictions outside the United States, and all or a substantial portion of our assets and their assets are or may be located in jurisdictions outside the United States. We have irrevocably agreed that we may be served with process in New York, New York with respect to actions based on the offer and sale of our common shares that we are making here, but that submission does not extend to collection of judgments. See "Enforceability of Civil Liabilities."

Our Holding Company Structure May Prevent Assets Held by Our Subsidiaries From Being Used by Our Parent Company to Pay Expenses or Dividends

      Because of our holding company structure, the assets shown as shareholders' equity, as well as our income, that are reported on our consolidated financial statements may not actually be available to pay the expenses of our holding company or to fund payments to shareholders. Our holding company has no operations and is not committed to holding significant assets other than its ownership of the capital stock of its subsidiaries, although it may do so from time to time. The subsidiaries will make money available to the holding company primarily through the payment of dividends. Our insurance subsidiaries, which hold most of our assets, are subject to insurance regulations that can restrict their ability to pay dividends in order to protect the customers that they reinsure.

Year 2000 Compatibility of Our Systems and Insurance of Year 2000 Related Losses

      The Year 2000 issue may affect us through the disruption of the processing of business and general corporate transactions, both at our company and between us and other businesses with which we interact, and through the assertion of claims that costs related to the Year 2000 issue are covered under insurance in respect of which we have a reinsurance obligation.

      Background

      A significant percentage of the software that runs most computers relies on two-digit date codes to perform a number of computation and decision-making functions. These programs may fail from an inability to interpret date codes properly, misreading two-digit codes (e.g., "00" or "11") as dates in the 20th century (e.g., 1900 or 1911) instead of the 21st century (in these examples, 2000 or 2011). Among many other possibilities, insurance policies with a January 1, 2000 or later expiration date could be affected by a Year 2000 malfunction.

      Operational Risk

      We believe that our Year 2000 program, anticipated to be completed no later than June 30, 1999, will result in our proprietary operating systems, application software programs and computer hardware being Year 2000 compliant in all material respects, though there can be no complete assurance in that regard. Although we do not rely on computer-dependent transactions to the same extent as many other businesses, if our internal processing environment cannot be made Year 2000- compliant, or if any of our significant business partners or service providers or other business entities experience serious Year 2000 problems, we might experience disruption in our business. That disruption, among other things, could conceivably

      o   force us to compile information and process transactions manually;

      o if compliance problems persisted, impair our ability to receive premiums from and make claim payments to the companies that we reinsure;

      o   impair our ability to obtain information about our investments; or

      o impair the value of our fixed maturity and equity investments, if the entities in which those investments were made have substantial Year 2000 costs, liabilities or disruptions.

Any or all of the types of possible disruptions resulting from this kind of "worst case scenario" could materially increase the cost of doing business, could impair our ability to make required regulatory filings and could materially affect our results of operations, liquidity or financial condition. However, based upon current information, we do not expect worst case scenarios to occur and do not expect material disruptions to our business.

      Insurance Risks

      Although we have not received any claims made under policies for which we have reinsurance obligations related to business losses caused by Year 2000 malfunctions or costs incurred in connection with prevention or correction of Year 2000 problems, it is conceivable that claims of that kind could be made. Published estimates of Year 2000 business losses and costs are in the many billions of dollars. We are working with the companies that we reinsure to attempt to determine whether any prospective or existing underwritten business carries potential Year 2000 exposures. Nevertheless, we cannot be certain that Year 2000 related claims will not have a material adverse effect on our results of operations.

                           ---------------------------

      Neither the Registrar of Companies of Bermuda or the Bermuda Monetary Authority have recommended the common shares being offered by this document. Furthermore, these authorities have not confirmed that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This prospectus may not be distributed to any person in the United Kingdom unless that person is a qualifying institution or corporation or other person within article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1986 of the United Kingdom. The person must also be either a qualifying securities professional within regulation 7(2)(a) of the Public Offers of Securities Regulations 1995 of the United Kingdom or personally selected by or on behalf of ESG Re Limited.

                           ---------------------------

      We have not undertaken any action to permit a public offering of the common shares covered by this document outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of our common shares and the distribution of this prospectus outside of the United States.

                           ---------------------------

                           FORWARD-LOOKING INFORMATION

      Information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such information may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company include, but are not limited to, changes in: (1) the frequency and severity of insured loss events, including catastrophes, (2) mortality and morbidity levels, (3) persistency levels, (4) prevailing levels of interest rates, (5) currency exchange rates and (6) changes in laws. These and other factors are discussed in "Risk Factors" above, and elsewhere in this prospectus. These risks and uncertainties should be considered in evaluating any forward- looking statements contained or incorporated by reference in this prospectus.

                                    THE PLAN

      The following summary and questions and answers explain and constitute the plan. Shareholders who do not participate in the plan will continue to receive cash distributions, as declared and paid in the usual manner.

Summary of Plan

      General

      Our plan provides our shareholders and interested new investors with a convenient and attractive method of investing cash distributions and optional cash payments in additional common shares without the payment of any brokerage commission or service charge.

      Depending on the availability of common shares registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions There are, however, limitations on the amount of optional cash payments that may be made, unless we waive those limitations as described below. As of the date hereof, 2,000,000 of our common shares have been registered and are available for sale under the plan.

      Price of shares purchased under the plan

      The price of our common shares to plan participants will be: (1) the average price of our common shares on the Nasdaq National Market on the corresponding investment date or (2) the average of the prices State Street Bank and Trust Company, the plan administrator, pays for the shares it purchases with
(a) reinvested distributions for the related quarter and/or (b) optional cash payments for the related month.

      Cash investments

          Generally

      In general, in order to participate in the optional cash payment plan, participants must invest at least $50 per month and no more than $12,500 per month. Participants may invest in the plan periodically and are not required to invest on a regular monthly basis.

          Waivers and discounts

      Participants may make optional cash payments in excess of the $12,500 per month only upon our receipt and acceptance of a completed Request for Waiver form as described in Question 20. Purchases in the waiver program may reflect a discount between 0% and 5% from the price otherwise payable for our common shares, which we will establish in our sole discretion. If we accept and approve a participant's waiver request for a given month, that participant will receive a discount, if available for that month, on the full amount of his or her investment. Please note that any discount may be discontinued at our discretion after a review of current market conditions, the level of plan participation and our current and projected capital needs.

      We expect to grant requests for waiver to financial intermediaries, including brokers and dealers, and perhaps to other participants. Grants of requests for waiver will be made in our sole discretion based on a variety of factors, including those described in Question 20. To the extent that we grant requests for waiver, a greater proportion of our common shares may be issued under the optional cash payment feature of the plan as opposed to the distribution reinvestment feature of the plan.

      Minimum share price

      We may also establish a minimum price for a given month that will apply to shares purchased under the waiver program. Participants may contact our Investor Relations Department at 353-1- 675-0264 to find out whether we have established a minimum price. The minimum share price will be an amount that our average share price on the Nasdaq National Market must exceed before plan participants may invest optional cash payments in excess of $12,500 per month. There will be no minimum share price applicable to optional cash payments that do not exceed $12,500 per month or the reinvestment of distributions in additional common shares.

          Pricing period

      For optional cash payments, we will establish on a monthly basis a ten-day pricing period to determine (1) the date of investment of those payments and (2) the price that plan participants will pay for our common shares. We expect the pricing period to be the period beginning on the fifth trading day of each month and ending at the close of the tenth consecutive trading day after that date. For optional cash payments by an investor whose investments exceed $12,500 in a month, and only for this type of an investor, for each business day on the Nasdaq National Market of the related ten-day pricing period on which the minimum share price discussed above is not satisfied, one-tenth of a participant's optional cash payment will be returned without interest. In addition, participants which are denied a request for waiver will be given the option as to whether they wish to receive the full amount of their money back or to invest up to the $12,500 monthly limit. If participants make optional cash payments of less than $50 per month, we may return their investments to them without interest.

      No interest paid on cash held pending investment

      No interest will be paid on cash distributions or optional cash payments pending investment or reinvestment under the terms of the plan. As a result, it normally will be in the best interest of a participant to defer optional cash payments until shortly before commencement of a ten-day pricing period.

      Payment of fees upon resale of shares

      Although a participant will not pay brokerage fees to purchase shares under the plan, he or she will have to pay a nominal fee per transaction to State Street, a brokerage commission and any applicable share transfer taxes if State Street resells common shares held in a participant's plan account at the request of a participant.

      Receipt of forms and instructions

      As discussed below, we will establish a record date or deadline each month for participating in the plan. All forms and appropriate instructions must be received by State Street not later than the applicable record date or your cash distributions and/or optional cash payments will not be reinvested or invested until the following investment date.

      Automatic modification, suspension or termination

      We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of our common shares or interested investors in order to eliminate practices which are, in the our sole discretion, not consistent with the purposes or operation of the plan or which adversely affect the price of our common shares.

Purpose

      1. What is the purpose of the plan?

      The primary purpose of the plan is to provide eligible holders of our common shares and interested new investors with a convenient and simple method of increasing their investment in our company by (1) investing cash distributions in additional common shares and (2) investing optional cash payments in additional common shares, in either case without the payment of any brokerage commission or service charge. See Question 7 for a description of the holders who are eligible to participate in the plan. We may also use the plan to raise additional capital through the sale each month of a portion of the common shares available for issuance under the plan to current holders and interested new investors, including brokers or dealers. Persons who make purchases under the plan in connection with a distribution of our common shares may be deemed to be underwriters under the federal securities laws.

      2. Are there any restrictions on who will be permitted to participate in the plan?

     The plan is intended for the benefit of investors in our company and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of our common shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of our common shares acquired through optional cash payments under the plan. Transactions of that type may cause fluctuations in the price or trading volume of our common shares. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of our common shares or interested new investors in order to eliminate practices that are, in our sole discretion, not consistent with the purposes or operation of the plan or that adversely affect the price of our common shares.

Options Available to Participants

     3.  What options are available to enrolled participants?

     Eligible holders of our common shares may elect to have the cash distributions that are paid on all or a portion of their common shares automatically reinvested in additional common shares. Cash distributions are paid on our common shares when and as declared by our board of directors. Depending on the availability of common shares registered for issuance under the plan, there is no minimum limitation on the amount of distributions a participant may reinvest under the distribution reinvestment feature of the plan.

     Each month plan participants may also elect to invest optional cash payments in additional common shares, subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $12,500, which we may waive. Participants may make optional cash payments each month even if distributions on their common shares are not being reinvested and whether or not a distribution has been declared.

Advantages and Disadvantages

     4.  What are the advantages and disadvantages of the plan?

         Advantages:

         o The plan provides participants with the opportunity to reinvest cash distributions paid on all or a portion of their common shares in additional common shares without payment of any brokerage commission or service charge on common shares purchased directly from our company or in the open market.

         o The plan provides participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional common shares without the payment of any brokerage commission or service charge on common shares purchased directly from our company or in the open market. If we grant requests for waiver for cash purchases in excess of the $12,500 per month limit, purchases by investors participating in that program may be made at a discount to the market price of our common shares at our discretion.

         o All cash distributions paid on participants' common shares can be fully invested in additional common shares because the plan permits fractional shares to be credited to plan accounts. Subsequent distributions on those fractional shares, as well as on whole shares, will also be reinvested in additional shares, which will be credited to plan accounts.

         o The administrator of the plan, State Street Bank and Trust Company, at no charge to participants, provides for the safekeeping of shares credited to each plan account.

         o Periodic statements reflecting all current activity, including share purchases and latest plan account balances, simplify participants' record keeping. See Question 24 for information concerning reports to participants.

         Disadvantages:

         o Neither State Street nor our company will pay any interest on distributions or optional cash payments held pending reinvestment or investment. See Question 15. In addition, optional cash payments made by participants in the waiver program may be returned to participants in the event that the average price of our common shares on the Nasdaq National Market during a given ten-day pricing period does not exceed a minimum share purchase price established by us for any trading day during the ten-day pricing period. See Question 20.

         o With respect to optional cash payments, the actual number of shares to be issued to a participant's plan account will not be determined until after the end of the relevant ten-day pricing period. Therefore, during the pricing period participants will not know the actual number of shares they have purchased or the price they have paid.

         o With respect to optional cash payments, the price of our common shares to plan participants may exceed the price at which our common shares are trading after the investment date.

         o Because State Street must receive optional cash payments at least five business days before the related ten-day pricing period, the purchases made with those payments will be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. By the same token, once received, a payment will be used to make purchases under the plan unless State Street receives a written request prior to the record date for the investment date with respect to which the participant has delivered optional cash payments. See Question 22.

         o If State Street resells common shares held in a participant's plan account at the request of a participant, the resale will involve a nominal fee per transaction paid to State Street, a brokerage commission and any applicable share transfer taxes on the resales. See Questions 23 and 30.

Administration

     5.  Who administers the plan?

     We have retained State Street to administer the plan, keep records, send statements of account activity to each participant and perform other duties relating to the plan. Shares purchased under the plan and held by State Street will be registered in State Street's name or the name of its nominee for the benefit of the participants. In the event that State Street resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator.

     State Street also acts as distribution disbursing agent, transfer agent and registrar for our common shares.

     6. How do you contact State Street with questions about the plan or if you wish to enroll?

     All correspondence regarding the plan should be directed to:

                  STATE STREET BANK AND TRUST COMPANY
                  c/o EquiServe, L.P.
                  P.O. Box 8200
                  Boston, Massachusetts 02266-8200
                  TELEPHONE: (XIX) XIX-XXXX

     Please mention ESG RE LIMITED and this plan in all correspondence.

Participation

     For purposes of this section, responses will generally be based upon the method by which the holder holds his or her common shares. Generally, holders are either record owners or beneficial owners. A record owner is a holder who owns common shares in his or her own name. A beneficial owner is a holder who beneficially owns common shares that are registered in a name other than his or her own name. The shares of a beneficial owner will typically be registered in the name of a broker, bank or other nominee.

     7.  Who is eligible to participate?

     All record owners or beneficial owners of at least one of our common shares are eligible to participate in the plan. A record owner may participate directly in the plan. A beneficial owner must either become a record owner by having at least one share transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. In addition, interested new investors may participate in the optional cash payment feature of the plan. If a beneficial owner who desires to become a participant encounters any difficulties in arranging his or her participation in the plan, he or she should call our Investor Relations Department in Ireland at 353-1-675-0264.

     8. How does an eligible shareholder or interested new investor participate?

     Record owners and new investors may join the plan by completing and signing an authorization form, which is included with the plan, and returning it to State Street. A non-postage-paid return envelope is provided for this purpose. Authorization forms may be obtained at any time by writing to or telephoning State Street.

     To facilitate participation by beneficial owners, we have made arrangements with State Street to reinvest distributions, on a per distribution basis, and accept optional cash payments under the plan by brokers, banks and other nominees on behalf of beneficial owners. Beneficial owners who wish to join the plan must instruct their broker, bank or other nominee to complete and sign (a) an authorization form and/or (b) a broker and nominee form, which is required to be used for optional cash payments when a nominee holds a beneficial owner's shares in the name of a major securities depository. The nominee will forward the completed authorization form to its securities depository, and the securities depository will provide State Street with the information necessary to allow the beneficial owner to participate in the plan. If a new investor wishes to participate through a nominee, he or she will need to follow the procedures outlined in this paragraph.

     If a plan participant submits a properly executed authorization form without electing an investment option, the authorization form will be deemed to indicate the intention of the participant to apply all cash distributions and optional cash payments, if applicable, toward the purchase of additional common shares.

     9.  What does the authorization form provide?

     The authorization form appoints State Street as agent for a plan participant and directs us to pay to State Street each participant's cash distributions on all or a part of our common shares owned by the participant, as well as on all whole and fractional common shares already held in a participant's plan account. The authorization form directs State Street to purchase additional common shares with a participant's distributions and optional cash payments, if any, made by the participant. The authorization form also directs State Street to reinvest automatically all subsequent distributions with respect to common shares held in a participant's plan account. Distributions will continue to be reinvested on the number of common shares specified by a plan participant and on all common shares held in a participant's plan account until the participant specifies otherwise by contacting State Street or the plan is terminated.

     The authorization form provides for the purchase of additional common shares through any of the following investment options:

     o If "Full Distribution Reinvestment" is elected, State Street will apply all cash distributions on all common shares then or subsequently registered in the participant's name, and all cash distributions on all common shares held in the participant's plan account, together with any optional cash payments, toward the purchase of additional common shares.

     o If "Partial Distribution Reinvestment" is elected, State Street will apply all cash distributions on only the number of common shares registered in the participant's name and specified on the authorization form and all cash distributions on all common shares held in the participant's plan account, together with any optional cash payments, toward the purchase of additional common shares. Shares subsequently held in the participant's name will not be included if this option is chosen.

     o If "Optional Cash Payments Only" is elected, the participant will continue to receive cash distributions on common shares registered in that participant's name, if any, in the usual manner. However, State Street will apply all cash distributions on all common shares held in the participant's plan account, together with any optional cash payments received from the participant, toward the purchase of additional common shares.

     If State Street receives an authorization form prior to the record date for a distribution payment, the election to reinvest distributions will begin with that distribution payment. If State Street receives an authorization form on or after the record date for a distribution payment, reinvestment of distributions will begin on the distribution payment date following the next record date. Record dates for payment of distributions normally precede payment dates by approximately two weeks.

     10. How does a participant change his or her investment option?

     Participants may change their investment options at any time by requesting a new authorization form and returning it to State Street.

     If a participant desires to opt out of the distribution reinvestment feature of the plan when the common shares relating to distribution reinvestments will be purchased in the open market, a participant must notify State Street no later than the record date for the related distribution payment date.

     11. What does the broker and nominee form provide?

     The broker and nominee form provides the only means by which a broker, bank or other nominee holding shares of a beneficial owner in the name of a major securities depository may invest optional cash payments on behalf of the beneficial owner. A broker and nominee form must be delivered to State Street each time a nominee transmits optional cash payments on behalf of a beneficial owner. Broker and nominee forms will be furnished at any time by contacting our Investor Relations Department at 353-1-675-0264.

     Prior to submitting a broker and nominee form, the nominee for a beneficial owner must submit a completed authorization form on behalf of the beneficial owner.

     The broker and nominee form and appropriate instructions must be received by State Street not later than the applicable record date or the optional cash payment will not be invested until the following investment date.

     12. Is partial participation possible under the plan?

     Yes. A record owner or the nominee for a beneficial owner may designate on the authorization form a number of shares for which distributions are to be reinvested. Distributions will then be reinvested only on the number of shares specified, and the record owner or beneficial owner, as the case may be, will continue to receive cash distributions on the remainder of the shares.

     13. When may an eligible shareholder or interested new investor join the plan?

     A record owner or beneficial owner or interested new investor may join the plan at any time. Once in the plan, a participant remains in the plan until he or she withdraws from the plan, we terminate his or her participation in the plan or we terminate the plan.

     14. When will distributions be reinvested and/or optional cash payments be invested under the plan?

     Purchases of common shares will be made on the applicable "investment date" as follows:


Method of Participation                       Investment Date                      Record Date
-----------------------                       ---------------                      -----------
Quarterly distribution reinvestment

Direct company issuance...................... Distribution payment date            The record date our board
                                              set by our board of directors        sets for a distribution

Open market purchases........................ No later than ten business           Same as above
                                              days after the distribution
                                              payment date

Monthly optional cash payments

Direct company issuance

     $12,500 or less......................... Last day of the monthly ten-         One business day before
                                              day pricing period                   the related ten-day pricing
                                                                                   period

     Greater than $12,500.................... Each day on which the                Same as above
                                              Nasdaq National Market is
                                              open in a ten-day pricing
                                              period*

Open market purchases........................ A date not more than 30              Same as above
                                              days after the last business
                                              day before the applicable
                                              ten-day pricing period

---------------------------

* On each day during the ten-day period, one-tenth of a participant's optional cash payments will be invested.

     See Schedule A for a list of the expected pricing period commencement dates and conclusion dates. We expect the ten-day pricing period to be the period beginning on the fifth trading day of each month and ending at the close of the tenth consecutive trading day thereafter.

     State Street will allocate and credit shares to participants' accounts as follows: (1) shares purchased from our company will be allocated and credited as of the appropriate investment date; and (2) shares purchased in open market transactions will be allocated and credited as of the date on which State Street completes the purchases of the aggregate number of shares to be purchased on behalf of all participants with distributions to be reinvested or optional cash payments, as the case may be, during the month.

Purchases and Prices of Shares

     15. What will be the price to participants of shares purchased under the plan?

         Distribution Reinvestment

         o For common shares acquired directly from us, the price per share will be the average of the high and low sales prices of our common shares on the Nasdaq National Market on the corresponding investment date, or if no trading occurs in our shares on the investment date, the average of the high and low sales prices for the first trading day immediately before the investment date for which trades are reported.

         o For common shares acquired in open market purchases, the price per share will be the weighted average of the actual prices State Street pays for all of the common shares it purchases with all participants' reinvested distributions for the related quarter.

         Optional Cash Payments

         o For common shares acquired directly from us, the price per share will be the average of the daily high and low sale prices of our common shares as reported on the Nasdaq National Market for the trading day relating to each corresponding investment date or, if no trading occurs in our shares on this trading day, for the trading day immediately preceding the investment date for which trades are reported, less any applicable discount (in the case of participants in the waiver program). A "trading day" means a day on which trades in our shares are reported on the Nasdaq National Market.

         o For common shares acquired through open market purchases, the price per share will be the weighted average of the actual prices State Street pays for all of the common shares it purchases with all participants' optional cash payments for the related month.

         Discount

     Each month, at least three business days before the applicable record date, we may establish a discount from the market price applicable during the corresponding ten-day pricing period to optional cash payments made by participants in the waiver program. We will notify State Street of any discount we establish. The discount may be between 0% and 5% of the price plan participants would otherwise pay for our common shares and may vary each month. Once established, the discount will apply uniformly to all optional cash payments made by participants during that month. We will establish any discount in our sole discretion after a review of current market conditions, the level of participation in the plan and our current and projected capital needs. The discount feature applies only to the issuance of common shares purchased directly from us with optional cash payments under an accepted waiver. It does not apply to open market purchases made with optional cash payments or the reinvestment of distributions.

     Neither our company nor State Street will be required to provide any written notice to participants as to any discount, but current information regarding the discount applicable to the next ten-day pricing period may be obtained by contacting us at 353-1-675-0264. Setting a discount for an investment date will not affect the setting of a discount for any subsequent investment date.

     16. Will interest be paid on cash held pending investment in the plan?

     No interest will be paid on cash distributions or optional cash payments pending investment or reinvestment under the terms of the plan. Since no interest is paid on cash held by State Street, it normally will be in the best interest of a participant to defer optional cash payments until shortly before commencement of the pricing period.

     17. How will State Street purchase shares on the open market?

     When State Street makes open market purchases, those purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions. The purchases may also be made on terms with respect to price, delivery and other matters as agreed to by State Street.

     Neither our company nor any participant will have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom State Street will make purchases. However, when State Street makes open market purchases, it will use its best efforts to purchase the shares at the lowest possible price.

     18. How will the number of shares purchased for a participant be determined?

     A participant's plan account will be credited with the number of whole and fractional shares equal to the total amount to be invested on behalf of the participant divided by the purchase price per share as calculated pursuant to the methods described above. Depending on to the availability of common shares registered for issuance under the plan, there is no total maximum number of shares available for issuance under the plan.

     19. What is the source of common shares purchased under the plan?

     Plan shares will be purchased either directly from us or on the open market, or by a combination of these methods. We will determine the source of shares to be purchased under the plan at least three business days before the relevant record date, and will notify State Street of our determination. Neither our company nor State Street will be required to provide any written notice to participants as to the source of shares to be purchased under the plan. However, participants may obtain current information regarding the source of shares by contacting our Investor Relations Department at the number listed above.

     20. What limitations apply to optional cash payments?

         General

     Each optional cash payment is subject to a minimum per month purchase limit of $50 and a maximum per month purchase limit of $12,500. For purposes of these limitations, we will aggregate all plan accounts under the common control or management of a participant, which we will determine at our sole discretion. Generally, optional cash payments of less than $50 and that portion of any optional cash payment in excess of $12,500, unless we waive the limit, will be returned to participants without interest at the end of the relevant ten-day pricing period.*

         Requests for Waiver

     A participant may make optional cash payments in excess of $12,500 only upon our acceptance of a completed request for waiver form from the participant and receipt of the waiver form by State Street. We will notify participants of our acceptance or denial of their requests. There is no preestablished maximum limit applicable to optional cash payments that may be made following an accepted request for waiver.

     During any month in which we operate the plan, our company and State Street must receive and elect to accept a request for waiver form no later than the record date. Request for waiver forms will be furnished at any time by writing to or telephoning State Street. Waivers will be accepted only with respect to actual record participants that beneficially own their common shares and not for the benefit of beneficial owners or multiple participants whose stock is held in the name of other record holders. Participants interested in obtaining further information about a request for waiver should contact our company at the number listed above.

     We will consider waivers on the basis of a variety of factors, which may include:

         o our current and projected capital needs and the alternatives available to us to meet those needs,

         o     prevailing market prices for our common shares,

         o     general economic and market conditions,

         o expected aberrations in the price or trading volume of our common shares,

         o the potential disruption of the price of our common shares by a financial intermediary,

         o the number of our common shares held by the participant submitting the waiver request,

         o     the past actions of a participant under the plan,

         o the aggregate amount of optional cash payments for which waivers have been submitted, and the administrative constraints associated with granting waivers.

Grants of waivers will be made in our absolute discretion.

--------
*    Same question.

     Minimum Share Price

     Unless we waive our right to do so, we may establish for any ten-day pricing period a minimum share price applicable only to the investment of optional cash payments by participants in the waiver program. We would establish a minimum share price in order to provide us with the ability to set a minimum price at which common shares will be purchased directly from us under the plan by virtue of waiver requests. We will, at least three business days before each record date, determine whether to establish a minimum share price and, if established, its amount and so notify State Street. This determination will be made at our discretion after a review of current market conditions, the level of participation in the plan and our current and projected capital needs.

     The minimum share price for optional cash payments made pursuant to requests for waiver will be a stated dollar amount that the average of the high and low sale prices of our common shares on the Nasdaq National Market for each trading day of the relevant ten-day pricing period must equal or exceed. In the event that a minimum share price is not satisfied for a trading day in the ten-day pricing period, then that trading day will be excluded from that ten-day pricing period and no investment will occur on the corresponding investment date.

     For each trading day on which the minimum share price is not satisfied, 1/10 of each participant's optional cash payment will be returned to the participant by check, without interest, after the end of the applicable ten-day pricing period. Thus, for example, if the minimum price is not satisfied for three of the ten trading days in a ten-day pricing period, 3/10 of each participant's optional cash payment will be returned to the participant. State Street expects to mail checks within five to ten business days after the end of the applicable ten-day pricing period. This return procedure will only apply when shares are purchased directly from us for optional cash payments made by virtue of requests for waiver and we have set a minimum price for the relevant pricing period.

     For any ten-day pricing period, we may waive our right to set a minimum share price. Participants may ascertain whether the minimum price applicable to a given pricing period has been set or waived, as applicable, by contacting our company at the number listed above.

     For a list of expected dates by which minimum share prices will be set in 1999 and 2000, see Schedule A.

     The minimum share price concept and return procedure discussed above apply only to optional cash payments made by virtue of requests for waiver when our common shares are to be purchased from us on the applicable investment date. All other optional cash payments will be made at the price otherwise payable by plan participants for our common shares without regard to any minimum share price.

     21. When must State Street receive optional cash payments?

     Each month State Street will apply any optional cash payment for which good funds are timely received to the purchase of our common shares for the account of the participant during the next ten-day pricing period. In order for funds to be invested during the next ten-day pricing period, State Street must have received a check, money order or wire transfer by the end of the business day immediately before the first trading day of the ensuing ten-day pricing period. Any check, money order or wire transfer must have cleared on or before the first investment date in the ten-day pricing period. Participants may use wire transfers only if approved verbally in advance by State

Street. State Street will accept checks and money orders subject to timely collection as good funds and verification of compliance with the terms of the plan. Checks or money orders should be made payable to State Street and submitted together with, initially, the authorization form or, subsequently, the form for additional investments attached to participant's statements. Checks returned for any reason will not be resubmitted for collection.

     In order for payments to be invested on the first investment date in a ten-day pricing period, in addition to the receipt of good funds by the first investment date in a ten-day pricing period, State Street must have received an authorization form or a broker and nominee form, as appropriate, prior to or as of the same date.

     22. May optional cash payments be returned to participants?

     If State Street receives a telephonic or written request at least five business days before the next record date, those optional cash payments will be returned to the participant as soon as practicable. If State Street receives such requests less than five business days before the applicable record date, a participant's optional cash payment will not be returned but instead will be invested on the next related investment date.

     23. Are there any expenses to participants in connection with their participation under the plan?

     Participants will incur no brokerage commissions or service charges in connection with the reinvestment of distributions or optional cash payments made to acquire our common shares. In addition, we will pay all other costs of administration of the plan. However, participants that request that State Street sell all or any portion of their shares must pay a nominal fee of $15 per transaction to State Street, any related brokerage commissions, which are not expected to exceed $.12 per share, and applicable share transfer taxes.

Reports to Participants

     24. What kind of reports will be sent to participants in the plan?

     Each participant in the plan will receive a statement of his or her account following each purchase of additional shares. These statements are participants' continuing record of the cost of their purchases and should be retained for income tax purposes. In addition, participants will receive copies of other communications sent to holders of our common shares, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting distributions paid.

Distributions on Fractions

     25. Will participants be credited with distributions on fractions of shares?

     Yes.

Certificates for Common Shares

     26. Will certificates be issued for shares purchased?

     No. Common shares purchased for participants will be held in the name of State Street or its nominee. No certificates will be issued to participants for shares in the plan unless a participant submits a written request to State Street or until participation in the plan is terminated. At any time, a participant may submit a written request to State Street to send a certificate for some or all of the whole shares credited to a participant's account. Any remaining whole shares and any fractions of shares will remain credited to the plan account. Certificates for fractional shares will not be issued under any circumstances.

     27. In whose name will certificates be registered when issued?

     Each plan account is maintained in the name in which the related participant's certificates were registered at the time of enrollment in the plan. Share certificates for whole shares purchased under the plan will be similarly registered when issued upon a participant's request. If a participant is a beneficial owner, any request to receive certificates held in the plan should be placed through such participant's banker, broker or other nominee.

     28. May a participant pledge shares held in a plan account?

     No. A participant who wishes to pledge shares credited to the participant's plan account must first withdraw these shares from the account.

Withdrawals and Termination

     29. When may participants withdraw from the plan?

     A participant may withdraw from the plan with respect to all or a portion of the shares held in his or her plan account at any time. If the request to withdraw is received prior to a distribution record date, the request will be processed on the day following receipt of the request by State Street.

     If State Street receives the request to withdraw on or after a distribution record date, but before a payment date, State Street, in its sole discretion, may either pay the distribution in cash or reinvest it in shares for the participant's account. The request for withdrawal will then be processed as promptly as possible after the distribution payment date. All distributions subsequent to the distribution payment date will be paid in cash unless a shareholder re-enrolls in the plan, which may be done at any time.

     Any optional cash payments that have been sent to State Street prior to a request for withdrawal will also be invested on the next investment date unless a participant expressly requests return of that payment in the request for withdrawal and the request for withdrawal is received by State Street at least two business days prior to the first day of the corresponding ten-day pricing period.

     30. How does a participant withdraw from the plan?

     A participant who wishes to withdraw from the plan with respect to all or a portion of the shares held in his or her plan account must notify State Street in writing. Upon a participant's withdrawal from the plan or termination of the plan by us, certificates will be issued for the appropriate number of whole shares credited to his or her account under the plan. A cash payment will be made for any fraction of a share.

     Upon withdrawal from the plan, a participant may also request in writing that State Street sell all or part of the shares credited to his or her account in the plan. State Street will sell the shares as requested within ten business days after processing the request for withdrawal. The participant will receive the proceeds of the sale, less a nominal fee per transaction paid to State Street, any brokerage fees or commissions and any applicable share transfer taxes, generally within five business days of the sale.

     31. Are there any automatic termination provisions?

     Participation in the plan will be terminated if State Street receives written notice of the death or adjudicated incompetence of a participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next record date for plan participation. In the event State Street receives written notice of death or adjudicated incompetence and any supporting documentation less than five business days before the next record date, shares will be purchased for the participant and participation in the plan will not terminate until after any cash distribution or optional cash payment has been invested. Following this investment, no additional purchase of shares will be made for the participant's account and the participant's shares and any cash distributions paid on these shares will be forwarded to the participant's legal representative.

     We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible holders of our common shares or interested investors in order to eliminate practices that are, in the our sole discretion, not consistent with the purposes or operation of the plan or which adversely affect the price of our common shares.

Other Information

     32. What happens if a participant sells or transfers all of the shares registered in the participant's name?

     If a participant disposes of all shares registered in his or her name, and is not shown as a record owner on a distribution record date, the participant may be terminated from the plan as of the record date and the termination treated as though a withdrawal notice had been received prior to the record date.

     33. What happens if we declare a distribution payable in shares or declare a share split?

     Any distribution payable in shares and any additional shares we distribute in connection with a share split in respect of shares credited to a participant's plan account will be added to that account. Share distributions or split shares that are attributable to shares registered in a participant's own name and not in his or her plan account will be mailed directly to the participant as in the case of shareholders of our company not participating in the plan.

     34. How will shares held by State Street be voted at meetings of shareholders?

     If the participant is a record owner, the participant will receive a proxy card covering both directly held shares and shares held in the plan. If the participant is a beneficial owner, the participant will receive a proxy covering shares held in the plan through his or her broker, bank or other nominee.

     If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the participant's shares will be voted in accordance with the recommendations of our board of directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a participant's name may be voted only by the participant in person.

     35. What are the responsibilities of our company and State Street under the plan?

     Our company and State Street will not be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including (1) any claim of liability arising out of the failure to terminate a participant's account upon his or her death, (2) with respect to the prices at which our common shares are purchased and/or the times when these purchases are made or (3) with respect to any fluctuation in the market value before or after the purchase or sale of our common shares. Notwithstanding the foregoing, nothing contained in the plan limits our liability with respect to alleged violations of federal securities laws.

     Our company and State Street will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

     36. May the plan be changed or discontinued?

     Yes. We may suspend, terminate or amend the plan at any time. Notice will be sent to participants of any suspension or termination, or of any amendment that alters the plan terms and conditions, as soon as practicable after any action by us.

     We may substitute another administrator or agent in place of State Street at any time. Participants will be promptly informed of any substitution.

     37. What are the federal income tax consequences of participation in the plan?

     The following summary describes United States Federal income tax considerations of participation in the plan applicable to holders of our common shares who are generally subject to United States Federal income tax. This summary is for general information purposes only and is based on the United States Internal Revenue Code of 1986, and Treasury regulations under and judicial and administrative interpretations of, the Code, all as in effect on the date of this prospectus and all of which are subject to change. The tax treatment to a U.S. shareholder may vary depending upon his particular situation. Holders such as persons that are not United States persons, as well as banks, insurance companies, tax-exempt organizations, financial institutions, persons subject to the alternative minimum tax and broker dealers, may be subject to special rules not discussed below. The following summary is limited to U.S. shareholders who will hold our common shares as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. The discussion below does not address the effect of any state, local or foreign tax law on a U.S. shareholder.

     As used here, the term "United States" or "U.S." person means (1) an individual who is a citizen or resident of the United States, (2) a partnership, corporation or other entity created or organized in or under the laws of the United States or any state thereof, (3) an estate, the income of which is subject to U.S. Federal income tax, regardless of source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

     For United States Federal income tax purposes, a U.S. plan participant will be treated as receiving a distribution equal to the number of our common shares purchased with his or her reinvested dividends multiplied by the fair market value of our common shares on the date they were purchased. For purposes of this paragraph, the "fair market value" of our common shares will be the average of the high and low sales prices for that date, as reported by the exchange on which the common shares are principally traded; if our common shares do not trade on that date, the fair market value will be the weighted average of the mean of the high and low sales prices on the nearest trading dates before and after the date of purchase. This amount may differ from the price used to determine the number of shares a shareholder will acquire under the plan.

     A U.S. shareholder who does not participate in the plan, and who continues to receive cash dividends, will be treated as receiving a distribution equal to the amount of cash received. In either case, subject to the discussion below under "Certain Tax Considerations--Taxation of Shareholders--United States Taxation of U.S. Shareholders and Non-U.S. Shareholders," the distribution will be includible in the U.S. shareholder's income as a taxable dividend to the extent of our company's then current and accumulated earnings and profits as determined for United States Federal income tax purposes. Any cash dividend also will not be eligible for the dividends received deduction available to corporations.

     The tax basis to a U.S. participant in each share or fraction of a share acquired through the dividend reinvestment aspect of the plan will equal the fair market value of that share or fraction of a share on the date it was purchased. The holding period will begin on the day following the date of purchase.

     Subject to the discussion below under "Certain Tax Considerations--Taxation of Shareholders--United States Taxation of U.S. Shareholders and Non-U.S. Shareholders," the sale of our common shares will generally result in the recognition of gain or loss in an amount equal to the difference between the amount realized on the sale and the holder's adjusted basis in such common shares. For individuals, gain from a sale or exchange will be taxed at varying rates depending on whether the stock sold was held for one year or less, more than one year but not more than eighteen months, or more than eighteen months.

     For U.S. participants who are current shareholders of our company, it is not entirely clear under current law how purchases of common shares from us pursuant to the optional cash payment feature of the plan should be treated for federal income tax purposes. We currently intend to take the position for tax reporting purposes either that no distribution from us has occurred in connection with optional cash purchases, or, alternatively, that any such distribution is not taxable as a dividend. It is possible, however, that the Internal Revenue Service might contend that U.S. participants who are our shareholders should be treated for federal income tax purposes as having received a distribution from us in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of our common shares on the investment date less the amount of the optional cash payment, and that all or a portion of that distribution should be treated as a taxable dividend. In the future, we may, in light of subsequent developments in the tax laws or for other reasons, treat as a taxable dividend all, or a portion, of the excess of the fair market value of our common shares credited to a participant's plan account on the investment date less the amount of the optional cash payment. U.S. participants are encouraged to consult with their own tax advisors with regard to the tax treatment of optional cash purchases.

     38. How are income tax withholding provisions applied to participants in the plan?

     If a participant fails to provide federal income tax certifications in the manner required by law, distributions on common shares proceeds from the sale of fractional shares and proceeds from the sale of common shares held for a participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Generally institutional shareholders, such as most corporations, are, however, exempt from the above withholding requirements.

     If a participant is a foreign shareholder whose distributions are subject to federal income tax withholding at the 31% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in common shares will be credited to that participant's account.

     39. Who bears the risk of market fluctuations in our common shares?

     A participant's investment in shares held in the plan account is no different from his or her investment in directly held shares. The participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to his or her plan shares.

     40. Who has the right and the responsibility to interpret the plan?

     We will determine any question of interpretation arising under the plan, and any determination we make will be final. We may adopt any condition to participation in the plan. Its operation will be governed by the laws of Bermuda.

     41. Is there any way I could lose my rights to shares held in the plan?

     Common shares credited to a participant's plan are subject to escheat to the state in which the participant resides in the event that the shares are deemed, under that state's laws, to have been abandoned by the participant. Participants, therefore, should notify State Street promptly in writing of any change of address. Account statements and other communications to participants will be addressed to them at the last address of record that they provide to State Street.

     42. Are there any other rights available under the plan?

     Participants will have no right to draw checks or drafts against their plan accounts or to instruct State Street with respect to any common shares or cash held by State Street except as expressly provided in this prospectus.

                           CERTAIN TAX CONSIDERATIONS

     The following summary of the taxation of our companies, ES Bermuda, ESG Germany, ES Ireland, ES North America (our Canadian subsidiary), ESG UK and Accent Europe and the taxation of our shareholders is based upon current law. Legislative, judicial or administrative changes may be forthcoming that could affect this summary. Statements made below as to Bermuda law set forth the opinion of Appleby, Spurling & Kempe, our Bermuda counsel. Statements made below as to law set forth the opinion of Paul, Weiss, Rifkind, Wharton and Garrison, our United States counsel. Statements made below as to German taxation set forth the opinion of Deloitte & Touche GmbH. Statements made below as to United Kingdom taxation set forth the opinion of Deloitte & Touche, our United Kingdom advisors. Statements made below as to Canadian taxation set forth the opinion of Deloitte & Touche, our Canadian advisors. Statements made below as to Irish law set forth the opinion of Matheson Ormsby Prentice, our Irish counsel.

Taxation of Our Company and its Subsidiaries

     Bermuda

     Our company and ES Bermuda have each received from the Minister of Finance of Bermuda a written undertaking under the Exempted Undertakings Tax Protection Act, 1966 (as amended) of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to our company and ES Bermuda or to any of our operations or those of ES Bermuda's or the shares, debentures or other obligations of our company and ES Bermuda until March 28, 2016. These assurances are qualified by the proviso that they are not construed to prevent the application of any tax or duty to those persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to the land leased to us and ES Bermuda.

     Each of our company and ES Bermuda is required to pay annual Bermuda government fees and ES Bermuda, additionally, is required to pay insurance registration fees as an insurer under the Insurance Act 1978. Under current rates, we pay a fixed fee of BD$15,900 and ES Bermuda pays a total of BD$18,400 per year (which includes the annual Bermuda government fee and the annual insurance registration fee). Currently there is no Bermuda withholding tax on dividends that ES Bermuda may pay to us.

     United States

     A foreign corporation is subject to taxation in the United States on its business profits (1) if it is engaged in a trade or business in the United States or (2), if a treaty applies, if it is so engaged through a permanent establishment in the United States. Our company and our non-U.S. subsidiaries intend to operate our business in a manner that will not cause us to be required to pay U.S. income tax (other than withholding tax as described below) under one or both of these tests. However, because there is considerable uncertainty as to their application, there can be no assurances that the Internal Revenue Service will not contend successfully that we or a subsidiary of ours is subject to taxation in the United States.

     A foreign corporation that is engaged in trade or business in the United States, and that does not qualify for benefits under a tax treaty so that it may apply the permanent establishment test, would be subject to U.S. income tax, as well as the branch profits tax, on income that is treated as "effectively connected" with the conduct of that trade or business. "Effectively connected" income generally includes U.S. source income and, in the case of an insurance company, underwriting and investment income from all sources to the extent the underwriting income is attributable to the conduct of a U.S. insurance business. A foreign corporation that is entitled to benefits under a tax treaty, but nevertheless has a U.S. permanent establishment, is subject to U.S. income tax on the business profits attributable to its permanent establishment. If U.S. income tax were imposed under either test, taxable income would be computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation can claim an allowance for deductions and credits only if it files a U.S. income tax return on a timely basis for the applicable tax year. Currently, the maximum federal tax rate on a corporation's effectively connected income is 35%, and the branch profits tax rate is 30% (unless reduced by a treaty provision). The branch profits tax is imposed each year on a corporation's effectively connected earnings and profits (with certain adjustments) that are deemed repatriated out of the United States.

     There are limitations on the applicability of the tax treaty between Bermuda and the United States, which applies the permanent establishment test to a company, such as ES Bermuda, that is predominantly engaged in the insurance business. The Bermuda treaty does not, however, apply a lower withholding tax rate to dividends and interest income or reduce the branch profits tax rate. ES Bermuda would not be entitled to the benefits of the Bermuda treaty if (1) 50% or more of ES Bermuda's stock were beneficially owned, directly or indirectly, by persons other than Bermuda residents or U.S. citizens or residents or (2) ES Bermuda's income were used in substantial part to make disproportionate distributions to, or to meet liabilities to, persons who are not Bermuda residents or U.S. citizens or residents. Although we can give no assurance that ES Bermuda satisfies, or will continue to satisfy, the 50% ownership test, we believe that these limitations on the Bermuda treaty's benefits do not apply to ES Bermuda. However, even if the Bermuda treaty did not apply, we believe that ES Bermuda would not be subject to U.S. taxation (other than withholding tax as described below) on the grounds that it is not engaged in a trade or business in the United States.

     Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States as enumerated in Section 881(a) of the Internal Revenue Code of 1986 (such as dividends and certain interest on investments).

     The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to reinsurance premiums paid to ES Bermuda and ES Ireland is 1% of gross premiums.

     Ireland

     In general, Irish companies must pay corporation tax on their trading income at the rate of 28%. However, ES Ireland has been granted a certificate that qualifies it for special relief under Section 446 of the Taxes Consolidation Act, 1997, provided that it engages only in "relevant trading operations". Provided the conditions attaching to the certificate are met, the effect of Section 446 is to reduce the rate of corporation tax on income arising from relevant trading operations to 10%. Unless it is revoked, the certificate remains in force until December 31, 2005. ES Ireland's relevant trading operations comprise:

          (1) the provision of reinsurance facilities consisting of its underwriting reinsurance placements that are solely in respect of risks arising outside Ireland; and

          (2) reinsurance of its own non-Irish risks with insurance and reinsurance companies.

If ES Ireland engages in other activities that are not relevant trading operations, to that extent its profits will be liable to Irish taxation at the rate of 28%.

     Foreign corporations that engage in business in Ireland are subject to Irish taxation on profits at the rate of 28%. Each of ES Bermuda, ESG Germany (or any other of our German subsidiaries), ESG UK (or any other of our U.K. subsidiaries) and ES North America intends to operate its business activities in a manner that will not result in its being considered to be engaged in a trade or business or to have a permanent establishment in Ireland under any applicable tax treaty. However, whether or not a company is engaged in a trade or business or has a permanent establishment in Ireland are essentially factual tests, and there is considerable uncertainty as to the activities that will cause a foreign corporation to be subject to tax under them. Thus, there can be no assurance that Irish tax authorities will not successfully contend that we or our non-Irish subsidiaries are subject to Irish tax.

     Withholding Taxes. There is no withholding tax on interest payments made by a company qualifying under Section 446 in carrying out its relevant trading operations.

     There is a withholding tax on the payment of dividends and distributions by Irish resident companies at the standard rate of income taxation (currently 24%), subject to some exceptions that we believe should apply to us. Those exceptions are for dividends and distributions paid to:

     o companies resident in a jurisdiction outside the European Union with which Ireland does not have a double tax treaty, if the company is ultimately controlled by shareholders resident in a European Union member state or in a treaty country (which includes the United States); and

     o companies that are not resident in Ireland and the principal class of the shares of

              o   the company, or

              o   another company of which the company is a 75% subsidiary,

         is substantially and regularly traded on one or more than one recognized stock exchange in a jurisdiction in which Ireland has a double taxation treaty (including Nasdaq, where our shares are traded) or a European Union Member State or on another stock exchange approved of by the Minister for Finance for this purpose.

     Stamp Duty. Irish capital duty will generally arise in respect of monies subscribed for shares in Irish limited liability companies such as ES Ireland. The rate of duty is 1%.

     The transfer of the beneficial ownership of any shares in ES Ireland will give rise to Irish stamp duty at a rate of 1%. Stamp duty becomes payable when the share transfer is executed. No stamp duty is chargeable on a transfer of nominal or legal title.

     No stamp duty is payable on the issue of policies of insurance which relate to risk located outside Ireland.

     Germany

     ESG Germany, our German holding company, and its subsidiaries will be subject to tax in Germany on their income. If the requirements of a fiscal unity between ESG Germany and its other German subsidiaries are met, the income of the subordinated companies will be directly attributed to ESG Germany.

     ESG Germany is currently subject to trade tax on its income (including the income of our other subsidiaries attributed to it) at an effective rate of about 19%. Its remaining profit after the deduction of the trade tax is subject to corporate income tax at a rate of 40% for retained earnings, which is reduced to 30% to the extent that its profits are distributed to ESG UK, its immediate parent corporation. Additionally, a solidarity surcharge of 5.5% is levied on the corporate income tax. Accordingly, the overall effective tax rate in Germany will be approximately 54% for retained earnings and 45% for distributed earnings. Non-deductible expenses would increase the overall effective tax burden.

     Dividends ESG Germany pays to ESG UK, our U.K. holding company and ESG Germany's immediate parent, will be exempt from German withholding tax and solidarity surcharge, but only if there is sufficient business purpose for the existence of ESG UK or ESG UK carries out business activities on its own under German tax law. We expect that a sufficient business purpose will be found, under German tax law, because ESG UK owns all of the shares of ES North America, European Specialty Limited and European Specialty Insurance Management Services Limited, in addition to all of the shares of ESG Germany, and provides management functions for these companies. If sufficient business purpose were lacking, ESG Germany would have to withhold 25% withholding tax and a solidarity surcharge of 5.5% on the withholding tax on dividends paid to ESG UK. The total withholding tax burden would then be 26.375%.

     ES Ireland will not be subject to tax in Germany unless it operates through a permanent establishment in Germany. Although it is not free from doubt, we expect that ES Germany, our German insurance company, will qualify as an independent agent acting in the ordinary course of its business for ES Ireland and thus will not constitute a permanent establishment. In this regard, it is assumed that the activities of ES Germany will be structured as follows:

     ES Germany will be independently capitalized at a level comparable to that of other German reinsurers with similar levels of business and will itself assume a considerable part of the reinsurance business that it writes. ES Germany will have its own employees with extensive experience, knowledge and relationships in the reinsurance industry, and decisions regarding the underwriting business will be made in Germany by employees of ES Germany. ES Germany will write reinsurance policies on behalf of itself, ES Ireland and to a considerable extent also on behalf of unrelated companies. ES Ireland will not direct the manner in which ES Germany operates, nor will it exercise any other form of control over ES Germany's operations or guarantee the profitability of ES Germany.

     With regard to Bermuda, although not free from doubt, we believe that structuring the activities of ES Germany as described above should also support the opinion that ES Bermuda should not be subject to tax in Germany. The tax position of ES Bermuda is strengthened by the fact that it has no contractual relationship with ES Germany.

     If ES Ireland or ES Bermuda were taxed in Germany, the current overall effective tax rate would be approximately 54%, although non-deductible expenses would increase the overall effective tax burden.

     United Kingdom

     Prior to April 1, 1999, ESG UK and its U.K. subsidiaries were subject to corporate income tax in the United Kingdom at the 31% rate. As of April 1, 1999, the corporate income tax rate in the United Kingdom is 30%. ESG UK will be entitled to a foreign tax credit for German taxes paid by

ESG Germany, and for Canadian taxes paid by ES North America, with respect to profits paid as dividends to ESG UK, so that the effective U.K. corporate tax rate on dividends received from ESG Germany and ES North America should be zero, on the assumption that foreign tax borne in each jurisdiction is at least equivalent to the U.K. rate of taxation.

     Canada

     ES North America will be subject to Canadian federal and provincial income tax on its income at a combined rate of approximately 44%. It will also be subject to Canadian federal and provincial capital taxes at a combined rate of up to 0.5%. Dividends that ES North America pays to ESG UK will be subject to Canadian withholding tax at the rate of 10%.

     Non-resident companies that carry on business in Canada may also be subject to Canadian income and capital taxes on the profits of the business carried on in Canada. Pursuant to the Canada-Ireland tax treaty, ES Ireland will be subject to tax in Canada only if it carries on business through a permanent establishment in Canada, and then only on income attributable to that permanent establishment. We intend to operate so that none of our subsidiaries, other than ES North America, is subject to tax in Canada.

Taxation of Shareholders

     Bermuda Taxation

     There is no Bermuda withholding tax on dividends paid by our company.

     United States Taxation of U.S. and Non-U.S. Shareholders

     Classification as a Controlled Foreign Corporation ("CFC"). Under Section 951(a) of the Internal Revenue Code, each "Major U.S. shareholder" of a CFC must include in its gross income for U.S. Federal income tax purposes its pro rata share of the CFC's Subpart F income, even if the Subpart F income is not distributed. Until recently, Subpart F income included, among other items, "insurance income," defined as including income, including premium and investment income, attributable to issuing or reinsuring any insurance or annuity contract (1) in connection with risks located in, liabilities arising out of activities in, or the lives or health of residents of a country other than the country under the laws of which the corporation is organized and (2) that would be taxed under the provisions of the Internal Revenue Code relating to insurance companies if the income were the income of a domestic insurance company. Pursuant to temporary legislation enacted at the end of 1998, however, the definition of Subpart F "insurance income" has been modified. Under this legislation, insurance income does not include income derived from exempt contracts covering non-U.S. risks in the case of a qualifying insurance company that derives at least 50% of its premiums from insuring unrelated persons in the insurer's own country. Unless extended, the temporary legislation generally will be in effect only in 1999. In all cases, however, Subpart F "insurance income" does not include income that was subject to an effective rate of income tax imposed by a foreign country greater than 90% of the maximum rate specified in
Section 11 of the Internal Revenue Code. As discussed above, that maximum tax rate is currently 35%.

     Under Section 951(b) of the Internal Revenue Code, any U.S. person who owns, directly or indirectly through foreign persons, or is considered to own (by application of the rules of constructive ownership set forth in Section 958(b) of the Internal Revenue Code), 10% or more of the voting power of all classes of shares of a foreign corporation will be considered to be a "Major

U.S. Shareholder." In general, a foreign corporation is treated as a CFC if Major U.S. Shareholders collectively own more than 50% of the total combined voting power or total value of the corporation's shares for an uninterrupted period of 30 days or more during any tax year. Additionally, a 25% threshold applies to insurance companies that primarily insure risks outside their own country of organization. We believe that neither the 25% nor the 50% ownership tests will apply to us or our subsidiaries because (1) our share ownership will be widely dispersed and (2) under our articles of association, no U.S. Holder except John C Head III and persons deemed to own our common shares with him under Section 958 of the Internal Revenue Code are permitted to hold as much as 10% of our total combined voting power, and John C Head III is not permitted to hold more than 25% of that voting power. See "Risk Factors--Anti-Takeover Considerations."

     Additionally, John C Head III has informed us that he has no intention of acquiring any shares that would cause him to be treated as owning 25% or more of the total value of our company. Therefore, we do not believe that either we or any of our subsidiaries will be a CFC for U.S. Federal income tax purposes. In the absence of any controlling authority, however, there can be no assurance that the Internal Revenue Service would not successfully take a contrary position regarding the effect of these limitations on voting power and therefore assert that we are a CFC. Moreover, if John C Head III acquired sufficient shares so that he would be treated as owning more than 25% of the value of our company for an uninterrupted period of 30 days or more during any tax year, we would be a CFC. If we or any subsidiary of ours were deemed to be a CFC, each Major U.S. Shareholder would be required to include in its gross income for U.S. Federal income tax purposes its pro rata share of our Subpart F income, even if the Subpart F income were not distributed.

     Related Person Insurance Income ("RPII"). RPII is defined in Section 953(c)(2) of the Internal Revenue Code as any "insurance income" attributable to policies of insurance or reinsurance with respect to which the person directly or indirectly insured is a U.S. shareholder or a "related person" to a U.S. shareholder. For these purposes, a U.S. shareholder generally includes any U.S. person who beneficially owns any amount of our shares. The term "related person" for these purposes generally means someone who controls or is controlled by an RPII shareholder, or someone who is controlled by the same person or persons that control the RPII shareholder.

     If the RPII rules applied to us, insurance income derived by our insurance subsidiaries from insuring our U.S. shareholders and persons related to them would be taxed to all U.S. shareholders if they held our shares at the end of the applicable year. However, the RPII rules do not apply in cases in which, among others, (1) less than 20% of the insurance income of each of our insurance subsidiaries is derived during a year from the direct or indirect insurance of our U.S. shareholders or their related persons or (2) less than 20% of the value or voting power of our shares is held by U.S. shareholders who, together with their related persons, are directly or indirectly insured by one of our insurance subsidiaries. Because, for these reasons, we believe the RPII rules are unlikely to apply to us, the effect of the rules is not further described here.

     Dispositions of Ordinary Shares. Section 1248 of the Internal Revenue Code provides that any gain from the sale or exchange of stock of a CFC may be treated as ordinary income in the hands of a Major U.S. Shareholder to the extent of the CFC's earnings and profits during the period that the Major U.S. Shareholder held the shares (with certain adjustments). As noted above, we do not believe we will be a CFC.

     Section 1248 also applies to the sale or exchange of shares in a foreign insurance company if 25% or more of its shares are owned by U.S. persons, even if those U.S. persons are not Major

U.S. Shareholders. We believe that these rules (and related reporting requirements) will not apply to the disposition of our common shares because we are not directly engaged in the insurance business, and neither the statute nor the proposed regulations issued by the U.S. Department of the Treasury on April 17, 1991 provide a look-through rule. Therefore, we believe that the disposition of our shares should not be viewed as a disposition of the shares of our subsidiaries. No assurance, however, can be given that the Internal Revenue Service will agree with this interpretation. We would send appropriate notices to our shareholders if we concluded that these rules applied to us.

     Passive Foreign Investment Companies. Sections 1291 through 1298 of the Internal Revenue Code contain special rules applicable to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes "passive income" or 50% or more of our assets produce passive income. If we were to be characterized as a PFIC, our U.S. shareholders would be subject to a penalty tax at the time of their sale of (or receipt of an "excess distribution" with respect to) our common shares. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to our common shares during the three preceding taxable years (or shorter period during which the taxpayer held our common shares). In general, the penalty tax is equivalent to the taxes that are deemed due during the period the U.S. shareholder owned our common shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to our common shares was taxed in equal portions throughout the holder's period of ownership at the maximum tax rate for ordinary income applicable to each applicable period, plus an interest charge. The interest charge is equal to the applicable rate imposed on underpayment of U.S. federal income tax for the applicable period.

     The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This exception is intended to ensure that the income of a bona fide insurance company is not treated as passive income except to the extent that it is attributable to financial reserves in excess of the reasonable needs of the insurance business. We believe that the income and assets of our insurance subsidiaries will be attributed to us for purposes of applying these principles. It is our intention that we and our subsidiaries taken together will be predominantly engaged in an insurance business and that our insurance subsidiaries will not have financial reserves in excess of the reasonable needs of their insurance business. Accordingly, we believe that we will not be treated as a PFIC. However, no regulations interpreting these specific PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. Each U.S. person who is considering an investment in our common shares should consult its tax advisor as to the effects of these rules.

     Other. Dividends paid by our company to U.S. corporate shareholders will not be eligible for the dividends received deduction provided by section 243 of the Internal Revenue Code.

     Except as discussed below with respect to backup withholding, dividends paid by our company will not be subject to U.S. withholding tax.

     Non-resident alien individuals will not be subject to U.S. estate tax with respect to our common shares.

     Information reporting to the Internal Revenue Service by paying agents and custodians located in the United States will be required with respect to payments of dividends on our common shares to U.S. persons. Thus, a holder of our common shares may be subject to backup withholding at the rate of 31% with respect to dividends paid by those persons, unless that holder
(1) is a corporation or comes within other exempt categories and, when required, demonstrates that fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular federal income tax liability.

     Germany Taxation

     Our profits should not be taxed at the level of a German shareholder until they are distributed. However, because Bermuda is considered as a low tax state and our company's income should qualify as (normal) passive income and/or passive income with investment character, German shareholders of our company may be subject to German CFC rules.

     Under those rules income qualifying as passive income with "investment character" that is derived at the level of a foreign company that is subject to low taxation is included in the taxable income of a German resident who owns at least 10% of the shares or voting rights in the foreign company in proportion to his participation in the foreign company.

     If we have (normal) passive income, our income would be attributed to the German residents in proportion to their participation, if German residents in their totality held more than 50% of the shares or voting rights in our company, even if the shareholding of each resident were lower than 10%.

     The German CFC rules may also be applicable if one or several companies or partnerships are interposed between the shareholders and our company.

     The German CFC rules, under some circumstances, may also require German residents to include in income their proportionate share of the income of our subsidiaries. German residents are urged to consult their personal tax advisors regarding the possible application of the German CFC rules to their particular circumstances.

                           ---------------------------

     The opinions of Appleby, Spurling & Kempe, Paul, Weiss, Rifkind, Wharton and Garrison, Matheson Ormsby Prentice, Deloitte & Touche, Canada, Deloitte & Touche, United Kingdom and Deloitte & Touche GmbH upon which the foregoing discussion is based do not include any factual or accounting matters, determinations or conclusions such as RPII amounts and computations and amounts of components thereof (e.g., amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to our business or activities. The summary is based upon current tax law. The tax treatment of a holder of our common shares, or of a person treated as a holder of our common shares for United States Federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to our shareholders. Prospective investors should consult their own tax advisors concerning the United States Federal, state, local and non-U.S. tax consequences of owning our common shares.

                                 USE OF PROCEEDS

     We do not know either the number of our common shares that will be ultimately sold pursuant to the plan or the prices at which such shares will be sold. However, we propose to use the net proceeds from the sale of newly issued common shares for working capital purposes.

                              PLAN OF DISTRIBUTION

     Except to the extent State Street purchases common shares in open market transactions, the common shares acquired under the plan will be sold directly by our company through the plan. Shares acquired under the plan, including shares purchased pursuant to waivers granted with respect to the optional cash payment feature of the plan, may be sold in market transactions (including coverage of short positions) on any national securities exchange on which our common shares trade or in privately negotiated transactions. Our common shares are currently traded on the Nasdaq National Market.

     We expect that a portion of the common shares available for issuance under the plan will be issued pursuant to waivers of the $12,500 monthly purchase maximum. If participants submit requests for waiver of the monthly maximum for any investment date for an aggregate amount in excess of the amount we are willing to accept, we will grant these requests in our absolute discretion and on the basis of the factors described in Question 17 above.

     Persons who make purchases in connection with a "distribution" of our common shares, as that term is used under the Securities Act of 1933, may be deemed to be underwriters under the federal securities laws. If a person is deemed to be an underwriter, the difference between the price that person pays to our company for common shares acquired under the plan, after deduction of any applicable discount from the market price, and the price at which the shares purchased are resold may be deemed to constitute underwriting commissions received by that person in connection with those transactions. We will not extend to any person who may be deemed to be an underwriter any rights or privileges other than those to which he or it would be entitled as a plan participant, nor will we enter into any agreement with any person regarding that person's purchase of any of our common shares or any resale or distribution of them. If any purchaser believes himself or itself to be an underwriter, we will make available to him or it copies of this prospectus to be delivered to subsequent purchasers of our common shares from him or it.

     Subject to the availability of our common shares registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions.

     We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common shares under the plan. Upon withdrawal by a participant from the plan by the sale of common shares held under the plan, the participant will receive the proceeds of the sale less a nominal fee per transaction paid to State Street (if the resale is made by State Street at the request of a participant), any related brokerage commissions and any applicable transfer taxes.

     Our common shares may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make the offer.

                              LEGAL CONSIDERATIONS

     We have been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority.

     The transfer of our common shares between persons regarded as non-resident in Bermuda for exchange control purposes and the issue of shares to such persons may be effected without specific consent under the Exchange Control Act of 1972 and regulations thereunder. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act of 1972.

     There are no limitations on the rights of persons regarded as non-resident of Bermuda for foreign exchange control purposes owning our common shares to hold or vote their common shares. Because we have been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares, other than in respect of local Bermuda currency.

     In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any estate or trust that is so recorded.

     We will take no notice of any trust applicable to any of our common shares whether or not we had notice of it.

     As an "exempted company," we are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but as an exempted company we may not participate in business transactions such as (1) the acquisition or holding of land in Bermuda, except that required for our business and held by way of lease or tenancy for terms of not more than 21 years, without the express authorization of the Bermuda legislature; (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (3) the acquisition of securities created or issued by, or any interest in, any local company or business, other than select types of Bermuda government securities or securities of another "exempted" company, partnership or other corporation resident in Bermuda but incorporated abroad; or (4) the carrying on of business of any kind in Bermuda, except in furtherance of our business carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

     The Bermuda government actively encourages foreign investment in "exempted" entities like our company that are based in Bermuda but do not operate in competition with local business. In addition to having no restrictions on the degree of foreign ownership, we are subject neither to taxes on our income or dividends nor to any foreign exchange controls in Bermuda. In addition, there is no capital gains tax in Bermuda, and we can accumulate profits, as required, without limitation.

                                     EXPERTS

     The consolidated financial statements of ESG Re Limited and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated by reference into this prospectus, have been incorporated by reference in reliance on the reports of Deloitte & Touche, Hamilton, Bermuda, independent accountants, and on the authority of Deloitte & Touche as experts in accounting and auditing.

                                  LEGAL MATTERS

     Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, will issue an opinion confirming its opinion in this prospectus about U.S. tax matters and will rely, as to Bermuda law, upon the opinion of Appleby, Spurling & Kempe, Hamilton, Bermuda. Appleby, Spurling & Kempe will issue an opinion about the legality of the issuance of our common shares offered by this prospectus. Appleby, Spurling & Kempe will also issue an opinion about the accuracy of statements made in this prospectus regarding Bermuda tax matters. Deloitte & Touche GmbH will issue an opinion confirming its opinion in this prospectus about German tax matters. Deloitte & Touche, United Kingdom, will issue an opinion on the accuracy and presentation of United Kingdom tax matters described in this prospectus. Matheson Ormsby Prentice, Ireland, will issue an opinion confirming its opinion in this prospectus about Irish tax matters. Deloitte & Touche, Canada, will issue an opinion confirming its opinion in this prospectus about Canadian tax matters.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 regarding the offering with the Securities and Exchange Commission (the "SEC"). This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. You may read and copy the registration statement, the related exhibits and the other materials we file with the SEC at the SEC's public reference room in Washington, D.C., and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC, including our company. The site's address is http://www.sec.gov.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's Internet site or at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the earlier filed or incorporated information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus:

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     o Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 1999; and

     o The description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on December 9, 1997.

     We have filed each of these documents with the SEC, and they are available from the SEC's Internet site and public reference rooms described under "Where You Can Find More Information" above. You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Corporate Secretary
                                 ESG Re Limited
                                16 Church Street
                             Hamilton HM11, Bermuda
                                 (441) 295-2185

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

                       PREPARATION OF FINANCIAL STATEMENTS

     Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Audited financial statements as of December 31, 1998 are incorporated into this prospectus and the registration statement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 1998. As used in this prospectus, "$" refers to U.S. dollars and "BD$" refers to Bermuda dollars.

                                   SCHEDULE A

                             OPTIONAL CASH PAYMENTS

                               Record Date and
Minimum Price and               Optional Cash                Pricing Period               Pricing Period
Discount Set Date             Payment Due Date              Commencement Date             Conclusion Date
-----------------             ----------------              -----------------             ---------------
June 1, 1999                  June 6, 1999                  June 7, 1999                  June 18, 1999
June 30, 1999                 July 6, 1999                  July 7, 1999                  July 20, 1999
August 2, 1999                August 6, 1999                August 6, 1999                August 19, 1999
September 1, 1999             September 7, 1999             September 8, 1999             September 21, 1999
October 1, 1999               October 6, 1999               October 7, 1999               October 20, 1999
November 1, 1999              November 4, 1999              November 5, 1999              November 18, 1999
December 1, 1999              December 6, 1999              December 7, 1999              December 20, 1999
January 3, 2000               January 6, 2000               January 7, 2000               January 20, 2000
February 1, 2000              February 6, 2000              February 7, 2000              February 18, 2000
March 1, 2000                 March 6, 2000                 March 7, 2000                 March 20, 2000
April 3, 2000                 April 6, 2000                 April 7, 2000                 April 20, 2000
May 1, 2000                   May 4, 2000                   May 5, 2000                   May 18, 2000
June 1, 2000                  June 6, 2000                  June 7, 2000                  June 20, 2000
July 3, 2000                  July 9, 2000                  July 10, 2000                 July 21, 2000
August 1, 2000                August 6, 2000                August 7, 2000                August 18, 2000
September 1, 2000             September 7, 2000             September 8, 2000             September 21, 2000
October 2, 2000               October 5, 2000               October 6, 2000               October 19, 2000
November 1, 2000              November 6, 2000              November 7, 2000              November 20, 2000

=========================================== ====================================
We have not authorized any dealer,
salesperson or other person to give any
information or represent anything not                        2,000,000
contained in this prospectus.  You must not                Common Shares
rely on any unauthorized information.  This
prospectus does not offer to sell or buy
any shares in any jurisdiction where it is                 ESG Re Limited
unlawful. The information in this
prospectus is current as of         , 1999.

              -----------------
              TABLE OF CONTENTS
              -----------------
                                                          -----------------
                                                             PROSPECTUS
                                                          -----------------

                                       Page
                                       ----
Enforceability of Civil Liabilities......ii
The Company...............................1
Risk Factors..............................2
Forward-Looking Information...............9
The Plan..................................9
Certain Tax Considerations ..............29
Use of Proceeds..........................40
Plan of Distribution.....................40
Legal Considerations.....................41
Experts..................................42
Legal Matters............................42                          , 1999
Where You Can Find More Information......42
Incorporation by Reference...............43
Preparation of Financial Statements......43
=========================================== ====================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the shares of Common Stock.

Securities and Exchange Commission, registration fee..................$ 9,419
Printing and mailing expenses.........................................  5,000
Accounting fees and expenses.......................................... 30,000
Legal fees and expenses............................................... 50,000
Miscellaneous expenses................................................  1,500

              Total...................................................$95,919

Item 15. Indemnification of Directors and Officers

         Section 98 of the Companies Act 1981 of Bermuda (the "Act") provides generally that a Bermudian company may indemnify its directors, officers and auditors against any liability which by virtue of Bermudian law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act. The Company has adopted provisions in its Memorandum of Association and Bye-Laws that provide that the Company shall indemnify its officers and directors to the maximum extent permitted under the Act. The Company also entered into indemnification agreements with each of its directors and officers to provide them with the maximum indemnification allowed under its Memorandum of Association, Bye-Laws and the Act.

Item 16. Exhibits

         A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 17. Undertakings

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on the 1st day of July 1999.


                                                    ESG RE LIMITED


                                                    By:           *
                                                       -------------------------
                                                       Joan H. Dillard
                                                       Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.


SIGNATURE                       TITLE                               DATE
---------                       -----                               ----

          *                     Managing Director and Chief         July 1, 1999
-----------------------         Executive Officer and Director
Wolfgang M. Wand                (Principal Executive Officer)

/s/ Steven H. Debrovner         Chief Operating Officer and         July 1, 1999
-----------------------         Director
Steven H. Debrovner

          *                     Chief Financial Officer             July 1, 1999
-----------------------         (Principal Financial and
Joan H. Dillard                 Accounting Officer)

          *                     Chairman of the Board               July 1, 1999
-----------------------
John C Head III

          *                     Director
-----------------------
Kenneth P. Morse

SIGNATURE                       TITLE                               DATE
---------                       -----                               ----

                                Director
-----------------------
David L. Newkirk

          *                     Director                            July 1, 1999
-----------------------
William J. Poutsiaka

          *                     Director                            July 1, 1999
-----------------------
Edward A. Tilly


* By: /s/ Steven H. Debrovner
      ----------------------
      Steven H. Debrovner
      Attorney-in-fact

                                  EXHIBIT INDEX
Exhibit

3.1 Memorandum of Association of the Registrant (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
3.2 Bye-laws of the Registrant (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
4.1 Form of Share Certificate (incorporated by reference to Amendment No. 1 to the Registration Statement on Form F-1 of the Registrant, as filed with the Securities and Exchange Commission on December 9, 1997 (File No. 333-40341)).
5.1      Draft of Opinion of Appleby, Spurling & Kempe.
8.1      Paul, Weiss, Rifkind, Wharton & Garrison as to certain tax matters.**
8.2 Draft of Opinion of Appleby, Spurling & Kempe as to certain tax matters.*
8.3      Opinion of Deloitte & Touche GmbH as to certain tax matters.*
8.4 Opinion of Deloitte & Touche, United Kingdom as to certain tax matters.*
8.5      Opinion of Deloitte & Touche, Canada as to certain tax matters.*
8.6      Opinion of Matheson Ormsby Prentice as to certain tax matters.*
23.1     Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).*
23.2     Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
         Exhibit 8.1).**
23.3     Consent of Deloitte & Touche, Bermuda.*
23.4     Consent of Deloitte & Touche GmbH (included in Exhibit 8.3).*
23.5     Consent of Deloitte & Touche, United Kingdom (included in Exhibit
         8.4).*
23.6     Consent of Deloitte & Touche, Canada (included in Exhibit 8.5).*
23.7     Consent of Matheson Ormsby & Prentice (included in Exhibit 8.6).*

-------------------------
 *       Filed herewith.
**       Previously filed.